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                                                                      EXHIBIT 11


                   AMERICAN COMMUNICATIONS SERVICES, INC.
           EXHIBIT 11 -  COMPUTATION OF PER SHARE EARNINGS (LOSS)



                                                                             Three month period ended
                    Net Loss                                          Sept  30,  1995       Sept 30, 1996
---------------------------------------------------------             ---------------      --------------
 1  Net Loss                                                            $   3,389,551      $   13,601,298

 2  Less: Preferred Stock Accretion                                           898,133           1,006,870
                                                                        -------------      --------------

 3  Net Loss to Common Stockholders                                         4,287,684          14,608,168

 4  Add: Effect on Interest expense                                           229,286             887,034
    Add: Convertible Preferred Dividends Saved                                898,133           1,006,870
                                                                        -------------      --------------

 5  Net Loss to Common  Stockholders, Anti-Dilutive Basis               $   3,160,265      $   12,714,264
                                                                        =============      ==============



            Average Shares Outstanding
---------------------------------------------------------

 6  Weighted Average Number of
       Common Shares Outstanding                                            5,798,916           6,703,579

 7  Net additional shares assuming stock options and
       warrants exercised and proceeds used first to
       purchase treasury shares to 20% of shares out-
       standing at quarter end, the balance to reduce
       long-term debt                                                       4,231,358           7,227,188
   Additional shares assuming conversion of
       preferred shares                                                     9,173,964          17,377,278
                                                                        -------------      --------------

 8  Weighted average number of common
       and common equivalent
        shares outstanding                                                 19,204,238          31,308,045
                                                                        =============      ==============





              Per Share Amounts
---------------------------------------------------------

 9  Net loss per common share as
       presented in statement of
       operations (3 / 6)                                               $        0.74      $         2.18
                                                                        =============      ==============

10  Net loss per share as antidilutive basis (5 / 8)                    $        0.16      $         0.41
                                                                        =============      ==============